EXHIBIT 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD SECOND QUARTER RESULTS

_________________

EARNINGS PER SHARE GROWS BY 23%

COVINGTON, La. (July 20, 2006) – Pool Corporation (the “Company” or “POOL”) (Nasdaq/GSM:POOL) today reported record sales and net income for the second quarter of 2006.

Earnings per share for the second quarter of 2006 increased 23% to $1.12 per diluted share on net income of $62.1 million, compared to $0.91 per diluted share on net income of $50.7 million last year.

Net sales for the quarter ended June 30, 2006 increased $141.7 million, or 25%, to $705.7 million, compared to $564.0 million in the second quarter of 2005. Base business sales growth of 13% contributed $70.5 million to the increase due to the growth in the installed base of pools, market share gains, price inflation and the continued expansion of complementary product sales, which increased 23% over the second quarter of 2005. Much of the remaining increase in net sales is attributable to the acquisition of the Horizon business.

Gross profit for the second quarter of 2006 increased $46.3 million, or 29%, to $209.0 million from $162.7 million in the comparable 2005 period. Gross profit as a percentage of net sales (gross margin) was 29.6% for the second quarter of 2006 compared to 28.8% for the second quarter of 2005. Base business gross margins of 29.6% improved by 80 basis points over 2005. This gross margin improvement was achieved primarily through supply chain management initiatives including favorable sales mix from focus on higher margin products and the benefits of forward inventory purchases.

Operating expenses increased $24.4 million, or 30%, to $105.7 million in the second quarter of 2006 from $81.3 million in the second quarter of 2005. Base business operating expenses were relatively consistent as a percent of sales quarter over quarter.

Operating income increased $21.9 million, or 27%, to $103.3 million from $81.4 million. Operating income as a percentage of net sales (operating margin) increased to 14.6% from 14.4% in 2005. Base business operating margin increased to 15.0% of net sales, an improvement of 60 basis points over 2005.

Interest expense increased to $3.9 million for the current quarter from $1.9 million in the second quarter of 2005. This increase is attributable to higher debt levels due to funding the Horizon acquisition, forward inventory buys and second quarter share repurchases, coupled with higher interest rates.

“The second quarter provided another solid financial performance that reflects the continued success of our strategic initiatives. These strong results, combined with our recent share repurchases and increased quarterly dividend, demonstrate a comprehensive approach to creating tangible value for our shareholders,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the six months ended June 30, 2006 increased $225.2 million, or 27%, to $1,054.3 million, compared to $829.1 million in the comparable 2005 period. Base business sales increased 13%, which included growth in complementary product sales of 27% over the first six months of 2005. Gross margin increased 80 basis points to 29.1% in the first half of 2006 from 28.3% for the same period last year.

Operating income for the first six months of 2006 increased 29% to $118.4 million, or 11.2% of net sales, compared to operating income of $91.6 million, or 11.1% of net sales, in the same period last year. Base business operating margin increased 70 basis points for the year, while base business operating earnings grew by 20%. Earnings per share for the first six months of 2006 increased 24% to $1.23 per diluted share on net income of $68.5 million, compared to $0.99 per diluted share on net income of $54.8 million in the comparable 2005 period.

Pool Reports Record Second Quarter Results

July 20, 2006

The use of cash in operations decreased $1.8 million to $49.2 million in the first six months of 2006 compared to $51.0 million in the same period in 2005. Also during the quarter the Company repurchased 1.0 million shares of its common stock, using $43.8 million in borrowing capacity to fund these purchases.

The Company has adjusted prior period financial statements to reflect the impact of share-based compensation and provide a consistent quarter-to-quarter comparison of financial results. Therefore, the results for all periods presented above include the effects of stock option expense.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOL operates 258 sales centers in North America and Europe, through which it distributes more than 100,000 national brand and private label products to roughly 68,000 wholesale customers. For more information about POOL, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2005 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
Treasurer
985.801.5117
craig.hubbard@poolcorp.com

Pool Reports Record Second Quarter Results

July 20, 2006

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005*	2006	2005*
Net sales	$705,703	$563,978	$1,054,259	$829,139
Cost of sales	496,703	401,297	747,211	594,507

Gross profit	209,000	162,681	307,048	234,632
Percent	29.6%	28.8%	29.1%	28.3%

Selling and administrative expenses	105,662	81,292	188,688	142,987

Operating income	103,338	81,389	118,360	91,645
Percent	14.6%	14.4%	11.2%	11.1%

Interest expense, net	3,856	1,905	6,707	2,985

Income before income taxes and equity earnings (loss)	99,482	79,484	111,653	88,660
Provision for income taxes	38,410	30,717	43,109	34,309
Equity earnings (loss) in unconsolidated interests	1,038	1,942	(12)	460

Net income	$62,110	$50,709	$68,532	$54,811

Earnings per share:
Basic	$1.18	$0.97	$1.30	$1.05
Diluted	$1.12	$0.91	$1.23	$0.99

Weighted average shares outstanding:
Basic	52,608	52,491	52,602	52,383
Diluted	55,544	55,782	55,499	55,633

Cash dividends declared per common share	$0.105	$0.090	$0.195	$0.160

      *   As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method.

Pool Reports Record Second Quarter Results

July 20, 2006

POOL CORPORATION
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	June 30,	June 30,
	2006	2005*
Assets
Current assets:
Cash and cash equivalents	$32,507	$36,652
Receivables, net	76,407	59,540
Receivables pledged under receivables facility	219,315	172,196
Product inventories, net	367,096	247,350
Prepaid expenses	8,493	4,466
Deferred income taxes	4,004	4,395

Total current assets	707,822	524,599

Property and equipment, net	30,289	21,761
Goodwill	142,177	104,602
Other intangible assets, net	17,933	10,826
Equity interest investments	29,882	20,197
Other assets, net	12,561	10,833

Total assets	$940,664	$692,818

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$207,727	$165,872
Accrued and other current liabilities	101,300	57,997
Short-term financing	150,000	100,000
Current portion of other long-term liabilities	2,850	1,350

Total current liabilities	461,877	325,219

Deferred income taxes	14,048	13,123
Long-term debt	151,500	70,191
Other long-term liabilities	2,268	3,202

Total liabilities	629,693	411,735

Total stockholders' equity	310,971	281,083

Total liabilities and stockholders' equity	$940,664	$692,818

      *   As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method.

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1.	The allowance for doubtful accounts (AFDA) was $4.2 million at June 30, 2006 and $3.0 million at June 30, 2005.

2.

The inventory reserve was $4.9 million, or 1.3% of total inventory at June 30, 2006 and $4.1 million, or 1.6% of total inventory at June 30, 2005. The slowest moving class of inventory as a percentage of total inventory increased slightly between periods.

Pool Reports Record Second Quarter Results

July 20, 2006

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2006	2005*
Operating activities
Net income	$68,532	$54,811
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	3,833	2,444
Amortization	2,398	1,868
Share-based compensation	4,007	3,007
Excess tax benefit from share-based compensation	(9,363)	(5,554)
Equity losses (earnings) in unconsolidated investments	25	(460)
Other	99	(865)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(153,883)	(134,018)
Product inventories	(37,531)	(52,530)
Accounts payable	33,541	52,758
Other current assets and liabilities	39,137	27,531

Net cash used in operating activities	(49,205)	(51,008)

Investing activities
Acquisition of businesses	(1,446)	(3)
Equity interest investment	--	(1,121)
Purchase of property and equipment, net of sale proceeds	(7,723)	(5,575)

Net cash used in investing activities	(9,169)	(6,699)

Financing activities
Proceeds from revolving line of credit	177,038	147,238
Payments on revolving line of credit	(153,138)	(127,467)
Proceeds from asset-backed financing	93,347	62,170
Payments on asset-backed financing	(9,004)	(4,765)
Payments on other long-term debt	(47)	(47)
Payments of capital lease obligations	(257)	--
Payments of deferred financing costs	(18)	(11)
Excess tax benefits from share-based compensation	9,363	5,554
Issuance of common stock under stock option plans	4,513	1,885
Payment of cash dividends	(10,290)	(8,401)
Purchase of treasury stock	(48,423)	(3,072)

Net cash provided by financing activities	63,084	73,084

Effect of exchange rate changes on cash	931	(487)

Change in cash and cash equivalents	5,641	14,890
Cash and cash equivalents at beginning of period	26,866	21,762

Cash and cash equivalents at end of period	$32,507	$36,652

      *   As adjusted to reflect the impact of share-based compensation expense related to the adoption of SFAS 123(R) using the modified retrospective transition method.

Pool Reports Record Second Quarter Results

July 20, 2006

Addendum

(Unaudited)	Base Business		Acquired		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
	2006	2005	2006	2005	2006	2005
Net sales	$634,489	$563,978	$71,214	$--	$705,703	$563,978

Gross profit	187,554	162,681	21,446	--	209,000	162,681
Gross margin	29.6%	28.8%	30.1%		29.6%	28.8%

Selling and operating expenses	92,286	81,292	13,376	--	105,662	81,292
Expenses as a % of net sales	14.6%	14.4%	18.8%		15.0%	14.4%

Operating income	95,268	81,388	8,070	--	103,338	81,389
Operating income margin	15.0%	14.4%	11.3%		14.6%	14.4%

(Unaudited)	Base Business		Acquired		Total
(In thousands)	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
	2006	2005	2006	2005	2006	2005
Net sales	$936,674	$827,345	$117,585	$1,794	$1,054,259	$829,139

Gross profit	272,907	234,137	34,141	495	307,048	234,632
Gross margin	29.1%	28.3%	29.0%	27.6%	29.1%	28.3%

Selling and operating expenses	162,857	142,430	25,831	557	188,688	142,987
Expenses as a % of net sales	17.4%	17.2%	22.0%	31.0%	17.9%	17.2%

Operating income (loss)	110,050	91,707	8,310	(62)	118,360	91,645
Operating income (loss) margin	11.8%	11.1%	7.1%	(3.5)%	11.2%	11.1%

We exclude the following sales centers from base business for 15 months:

•	acquired sales centers;
•	sales centers divested or consolidated with acquired sales centers; and
•	new sales centers opened in new markets.

Additionally, we generally allocate overhead expenses to acquired sales centers on the basis of acquired sales center net sales as a percentage of total net sales.

The effect of sales center acquisitions in the tables above includes the operations of the following:

•	B&B s.r.l (Busatta) - January through June 2006
•	Direct Replacements, Inc. - January through June 2006
•	Horizon Distributors, Inc. - January through June 2006

Pool Reports Record Second Quarter Results

July 20, 2006

EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. We consider EBITDA an important indicator of the operational strength and performance of our business, including the ability to provide cash flows to fund growth, service debt and pay dividends. EBITDA eliminates the non-cash depreciation of tangible assets and amortization of intangible assets. We believe EBITDA should be considered in addition to, not as a substitute for, operating income, net income and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States (GAAP).

The table below presents a reconciliation of net income to EBITDA.

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2006	2005	2006	2005
Net income	$62,110	$50,709	$68,532	$54,811
Add:
Interest expense, net	3,856	1,905	6,707	2,985
Provision for income taxes	38,410	30,717	43,109	34,309
Income tax expense (benefit) on equity earnings (loss)	662	--	(13)	--
Depreciation	1,973	1,248	3,833	2,444
Amortization (1)	1,124	1,012	2,482	2,027

EBITDA	$108,135	$85,591	$124,650	$96,576

    (1)        Excludes amortization included in interest expense, net